Exhibit 99.1

News Release

Ross Anderson To Be Milacron’s Next CFO

Current CFO Robert Lienesch To Retire After 26 Years of Service

CINCINNATI, Ohio – June 16, 2005...Milacron Inc. (NYSE: MZ) today announced its plan for 16-year veteran Ross A. Anderson to become chief financial officer, effective August 1. He will succeed Robert P. Lienesch, 59, who is retiring at the end of July. Anderson, who will assume transitional duties beginning July 1, is currently general manager of the company’s North American plastics injection machinery business.

“Bob Lienesch has had a long, successful career at Milacron, and we are very grateful for the numerous key contributions he made during his 26 years with the company,” said Ronald D. Brown, chairman, president and chief executive officer. “We are pleased to have Ross Anderson fill this important role, as he brings with him a strong financial background as well as hands-on experience in operations.”

Anderson, 48, joined Milacron in 1989 and has held a number of positions of increasing responsibility, including company controller from 2002 to 2004. He holds a B.A. summa cum laude from Hillsdale College in Michigan and an M.B.A. from Xavier University in Cincinnati.

Milacron also announced that Glenn Anderson (no relation to Ross Anderson) will become general manager for North American plastics injection machinery effective July 1. Currently he serves as general sales manager for the North American injection molding machinery business. Glenn Anderson, 44, has been with Milacron for 16 years and holds an M.B.A. from Xavier University and an undergraduate degree from Rutgers University in New Jersey.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

For photos of Ross Anderson and Glenn Anderson: ftp://ftp.milacron.com/Photo/Operations Mgmt/
For photo of Robert Lienesch: ftp://ftp.milacron.com/Photo/Officers/

Contact: Al Beaupre 513-487-5918 albert.beaupre@milacron.com

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